Exhibit 10.9
AMENDMENT
TO THE
REDDING BANK OF COMMERCE
DIRECTORS DEFERRED COMPENSATION AGREEMENT
DATED APRIL 1, 2009
FOR

          THIS SECOND AMENDMENT is adopted this 1ST day of April  , 2009, by and between REDDING BANK OF COMMERCE, a state-chartered commercial bank located in Redding, California (the “Bank”), and                                                              (the “Director”).
          The Bank and the Director executed the Directors Deferred Compensation Agreement effective as January 1, 2007 (the “Agreement”).
          The undersigned hereby amend the Agreement for the purpose of (1) changing the interest rate, (2) limiting deferrals in this Agreement to Five Hundred Thousand Dollars ($500,000) and (3) adding an Unforeseeable Emergency provision. Therefore, the following changes shall be made:
          The following Section 1.5 shall be added to the Agreement immediately following Section 1.4:
1.5	“Unforeseeable Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, the Director Beneficiary, or the Director’s dependent (as defined in Code Section 152 without regard to subsections (b)(1), (b)(2) or (d)(1)(B) thereof), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.
          Section 2.1 of the Agreement shall be deleted in its entirety and replaced by the following:

2.1	Election to Defer. Prior to December 31, each Director shall have the right to elect to defer the payment of all or any part of the compensation to which such Director would otherwise be entitled from the Bank for the following year. The total amount of deferrals permitted to the Director under the Agreement shall not exceed Five Hundred Thousand Dollars ($500,000) in deferred compensation plus interest accruals. Interest will continue to accrue over the life of the account. For the year 2009, each Director’s deferral election under the deferred compensation plan in effect before this amendment shall be the amount of the 2008 deferral, but any amount deferred after April 1, 2009 will be subject to the terms of this Agreement. In the case of a newly elected Director, such election must be made within thirty (30) days of being elected to be a Director. The Director may make a new election each year, but if no election is received for any year, the amount of compensation deferred shall be in the same percentage as the last effective election to defer.
          Section 2.3 of the Agreement shall be deleted in its entirety and replaced by the following:
2.3	Deferral Account. The Bank shall keep an account evidencing the Director’s deferred compensation and any interest that accrues on the deferred compensation pursuant to this Agreement (the “Deferral Account”). Prior to Termination of Service, the Deferral Account shall accrue interest at the Wall Street Journal prime rate on the first business day of January and July plus three percent (3%) per annum. Notwithstanding the foregoing sentence, the Bank may prospectively change the rate at which interest shall accrue hereunder by giving notice of such change to the Director. Immediately prior to Termination of Service, the Director may elect, by written notice to the Bank, to fix the interest rate hereunder at ten percent (10%) per annum. If no such election is made, the interest rate shall continue at the rate set by the Bank as provided above. The Deferral Account shall be maintained separately from other Bank assets only on the books and records of the Bank and shall be subject to the claims of general creditors of the Bank.
          Section 3.3 of the Agreement shall be added to the Agreement immediately following Section 3.2:
3.3	Unforeseeable Emergency Distribution. If an Unforeseeable Emergency occurs, the Director may petition the board of directors to receive a distribution from the Agreement. The board of directors in its sole discretion may grant such petition. If granted, the Director shall receive, within sixty (60) days, a distribution from the Agreement only to the extent deemed necessary by the board of directors to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. In any event, the maximum amount which may be paid out pursuant to this Section 3.3 is the Deferral Account balance as of the day that the Director petitioned the board of directors to receive an Unforeseeable Emergency Distribution under this Section.
          IN WITNESS OF THE ABOVE, the Bank and the Director hereby consent to this Amendment.

Director:	REDDING BANK OF COMMERCE

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